SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K



                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): July 10, 1998 (June 30, 1998)




                           IRON MOUNTAIN INCORPORATED
             (Exact Name of Registrant as Specified in its Charter)


                                    Delaware
         (State or Other Jurisdiction of Incorporation or Organization)


         0-27584                                    04-3107342
(Commission file number)                  (I.R.S. Employer Identification No.)



                      745 Atlantic Avenue, Boston, MA 02111
          (Address of Principal Executive Offices, Including Zip Code)


                                 (617) 357-4455
              (Registrant's Telephone Number, Including Area Code)

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Item 2.  Acquisition or Disposition of Assets

On July 1, 1998, National Underground Storage, Inc. merged with and into a wholly owned subsidiary of Iron Mountain Incorporated (the "Company") pursuant to an Agreement and Plan of Merger dated June 5, 1998 among National Underground Storage, Inc. and the Company's wholly owned subsidiary.

In consideration, the Company paid cash of approximately $30 million. The funds used for the consideration were comprised of the proceeds from the Company's public offering of 4.0 million shares of its Common Stock, $0.01 par value per share (the "Common Stock") and borrowings under the Company's $250 million revolving credit facility dated September 29, 1997, as amended, among the Company, various financial institutions and The Chase Manhattan Bank, as administrative agent for such lenders.

The assets acquired by the Company included real property, tangible personal property (consisting primarily of office equipment, furniture and fixtures, motor vehicles, racking and shelving), and intangible personal property regularly used in National Underground Storage, Inc.'s records management business. The Company intends to use the acquired assets in the operation of its records management business.

Item 5.  Other Events

On June 30, 1998, the Company's Board of Directors authorized and approved a three-for-two stock split effected in the form of a dividend on the Company's Common Stock. Shares of the Common Stock will be issued on July 31, 1998 to all stockholders of record as of the close of business on July 17, 1998.

Item 7.  Financial Statements and Exhibits

(a) In accordance with Item 7(a)(4) of Form 8-K, the required financial statements will be filed, by amendment to this Form 8-K, on or before September 14, 1998.

(b)      See preceding response.

(c)      Exhibits

         Exhibit 2.1 The Agreement and Plan of Merger by and among Iron Mountain Records Management, Inc., Iron Mountain/NUS, Inc. and National Underground Storage, Inc. dated as of June 5, 1998. (Confidential treatment is being sought by the Company with respect to certain portions of this Exhibit.)

         Exhibit 99.1 Press Release, dated as of June 30, 1998, by the Company.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                     IRON MOUNTAIN INCORPORATED
                                     (Registrant)





July 10, 1998                        By: /s/ Jean A. Bua
      (date)                             Jean A. Bua
                                         Vice President and Corporate Controller
                                         (Principal Accounting Officer)